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                                  Exhibit 99.1

                             FOR IMMEDIATE RELEASE


   BOSTON LIFE SCIENCES ANNOUNCES THE LICENSING OF T-CELL APOPTOSIS GENE AND
                           PRODUCT DEVELOPMENT UPDATE


BOSTON, MA--MARCH 9, 1998. BOSTON LIFE SCIENCES, INC. (NASDAQ: BLSI) announced that it has licensed from Harvard University the rights to a recently discovered
gene that controls apoptosis, or programmed cell death, in T cells.   The
discovery of this gene, termed BCLx-gamma was published in the journal Immunity (Vol. 7, pp 629-639, 1997). The senior author of the article is Harvey Cantor, Professor of Immunology, Harvard Medical School. According to the article, when BCLx-gamma is turned on following T-cell activation, the T-cells undergo clonal expansion and survive to fulfill their immune function. If however, BCLx-gamma is not turned on following T-cell activation, the T-cells apoptose, and no immune reaction occurs. Thus, it appears that activation of BCLx-gamma is necessary for an effective and prolonged T-cell response.

"We believe that this discovery is of great significance in the understanding of T-cell mediated diseases, particularly autoimmune disease", said Marc Lanser, MD, Chief Scientific Officer of BLSI. "By inhibiting BCLx-gamma, or by interfering with its interaction with other proteins, we hope to eliminate the T-cells that are activated in autoimmune diseases. This approach could be of substantial therapeutic benefit in these conditions. We hope to develop a screen to identify compounds that work by such a mechanism", added Dr. Lanser.

In addition to the licensing of this technology, the Company also provided the following product development update:

-The results of the recently completed Phase III trial of Therafectin has been submitted to a peer review journal for consideration for publication. In addition, the Company plans to file an amendment to the current Therafectin NDA in the near future seeking marketing approval for the drug, though there can be no assurance that such approval will be obtained. Discussions concerning the manufacture, marketing and distribution of Therafectin have been initiated with a number of large pharmaceutical firms, though there can be no assurance that an agreement will be reached.

-The Company is currently able to produce sufficient quantities of active recombinant Troponin under GMP conditions to enable the initiation of human clinical trials. Consequently, the Company is presently engaged in conducting more extensive preclinical efficacy studies to support the filing of an Investigational New Drug Application (IND) for the treatment of solid tumors.
In parallel, studies using Troponin are being conducted at the Scheppens Eye Institute and Yale University pertaining to ophthalmic indications. Preliminary results look promising, the Company said.
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-Discussions are underway with a number of pharmaceutical companies regarding the establishment of an R&D collaboration to identify compounds that inhibit C-Maf, the Company's T-cell switch factor. Such compounds could have therapeutic applications in allergies and asthma.

-The Company expects four articles to be published in the upcoming issue of the neurological journal Synapse, pertaining to the Company's Parkinson's Disease diagnostic agent, Altropane.

The foregoing contains certain forward-looking statements with regard to projected or estimated dates for submission of certain regulatory filings and completion of certain stages of product development which may not be realized due to the uncertainties inherent in the research and development and regulatory processes.

For additional information contact:

Marc E. Lanser, MD
Chief Scientific Officer
617-425-0200